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                                                                      Exhibit 23


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                        Consent of Independent Auditors


The Board of Directors
Dauphin Deposit Corporation:


We consent to incorporation by reference in the registration statements (Nos. 33-59941, 33-17401, and 2-73258) on Form S-8 of Dauphin Deposit Corporation of our report dated January 21, 1997, relating to the consolidated balance sheets of Dauphin Deposit Corporation and subsidiaries as of December 31, 1996, and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Dauphin Deposit Corporation.

Our report refers to a change in the Company's method of accounting for mortgage servicing rights in 1995 and emphasizes that the Company adopted the provisions of the Financial Accounting Standards Board's SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of in 1996.

/s/ KPMG Peat Marwick LLP

Harrisburg, PA
March 17, 1997


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